Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS QUARTERLY OPERATING RESULTS

St. Paul, Minnesota. (July 28, 2004) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its second quarter ended June 26, 2004.  Net sales for the quarter were $4.2 million, an increase of 81.0% from the quarter ended June 28, 2003 and 1.0% below net sales of the prior quarter.  Net income for the quarter ended June 26, 2004 was $9,000 or $0.00 per share, versus a net loss of $1.5 million, or $0.09 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We are pleased to see the year-to-year growth in our top line revenue for both our second quarter and six-month period ending June 26, 2004. Coupled with our gross margins finishing above 50% for the third consecutive quarter and operating expense remaining relatively flat on a comparative basis, validates the success of our restructuring efforts that we have undertaken over the last two years.  However, we will continue to be conservative in our spending and forecasts until there is more clarity in the capital equipment marketplace.  Our Tapestry® products continue to drive our shipment activity as a single Tapestry and Smart Solution test cell replaces multiple traditional singulated test cells offering our customers higher throughput at lower cost. At the recent Semicon West trade show strip test solutions were identified by keynote speakers as an integral part of their product strategy for 2004 and 2005.  Additionally, strong interest was shown in our new products through key visits by several new customers,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Second Quarter Year 2004)

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 27, 2004.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 26, 2004	June 28, 2003	June 26, 2003	June 28, 2003

Net sales	$4,223	$2,333	$8,491	$4,533
Cost of sales	2,015	1,448	3,990	2,924
Gross profit	2,208	885	4,501	1,609
Gross margin	52.2%	37.9%	53.0%	35.5%

Selling, general and administrative	1,337	1,290	2,610	2,622
Research and development cost	673	601	1,322	1,334
Restructuring charge	—	246	—	266

Total operating expenses	2,010	2,137	3,932	4,222

Operating income (loss)	198	(1,252)	569	(2,613)
Interest and other	(189)	(256)	(384)	(385)

Net income (loss)	$9	$(1,508)	$185	$(2,998)

Net income (loss) per share:
Basic	$0.00	$(0.09)	$0.01	$(0.19)
Diluted	$0.00	$(0.09)	$0.01	$(0.19)

Weighted average shares outstanding:
Basic	25,120	17,319	24,737	16,105
Diluted	28,585	17,319	28,299	16,105

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 26, 2004	Dec. 31, 2003
Assets
Current assets
Cash and cash equivalents	$931	$1,078
Accounts receivable, net	2,722	1,539
Inventories, net	3,310	3,413
Other current assets	365	273
Total current assets	7,328	6,303

Property, plant and equipment, net	321	336

Debt issuance costs and other, net	518	555

Total assets	$8,167	$7,194

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,502	$1,518
Accrued liabilities	1,362	2,803
Line of credit	654	348
Deferred revenue in excess of costs incurred	—	16
Total current liabilities	$3,518	$4,685

Long-term portion of accounts payable	—	195
Long-term convertible note	1,744	—
10% senior subordinated convertible debt	3,630	7,340

Total stockholders’ deficit	(725)	(5,026)

Total liabilities and stockholders’ deficit	$8,167	$7,194